Exhibit 99.1

FOR IMMEDIATE RELEASE
January 11, 2021

Tandy Leather Factory Reports Certain Fourth Quarter and Full Year Operating Results and Related Information; Michael Galvan joins as CFO

FORT WORTH, TEXAS – January 11, 2021 (GLOBE NEWSWIRE) – Tandy Leather Factory, Inc. (Pink: TLFA) today reported certain financial result information for its fourth quarter and full year ended December 31, 2020.  Sales for the fourth quarter of 2020 are expected to range between $21.0 million and $21.5 million, an increase ranging from 2.6% to 5.0% compared to prior year's $20.5 million, resulting in full year preliminary sales ranging from $63.1 million to $63.6 million as compared to $74.8 million in 2019.  As of December 31, 2020, the Company had $0.4 million of debt and $9.9 million of cash and cash equivalents.

Commenting on these preliminary results, Janet Carr, Chief Executive Officer, said, “We were pleased with our fourth quarter sales performance following the trend of improvement that we saw throughout the third quarter with the reopening of substantially all of our store fleet. Positive total year-over-year sales growth in the fourth quarter including continued strong web and wholesale sales, and even after the permanent closure of nine stores this year, reflects the resonance of our strategic initiatives with our consumers.  We are deeply grateful to our employees – their ingenuity, nimbleness, fortitude and focus throughout this crisis – for delivering strong results.”

Ms. Carr added, “Throughout the fourth quarter and continuing into January, a small percentage of stores have been forced to again close or be limited to curbside delivery, as a result of government orders or staffing shortages caused by COVID-19.  With COVID-19 case rates at all-time highs and continuing to rise and with an uncertain economic environment ahead, future trends remain hard to predict.  Nevertheless, our fourth quarter affirms our confidence that our customers remain enthusiastic to shop with us in all our channels.”

The Company continues to undergo a financial accounting restatement of the information presented in its Form 10-K for fiscal year 2018.   The Company is working with its external auditors to complete the financial statement audit for the year ended 2019, as well as the review of interim quarters on Form 10-Q for the second and third quarters of 2019 and for the first three quarters of 2020, which the Company expects to file together with its restated and other outstanding filings.  Until then, the Company is not in a position to provide detailed financial information beyond its sales and cash balance.

Importers, Exporters, Manufacturers, Distributors, Retailers of Leathers, Leathercraft Supplies, Hardware, Findings and Finishes

The Company also announced today the appointment of Michael Galvan as Chief Financial Officer, effective January 11, 2020.  Mr. Galvan replaces Steve Swank, who informed us on January 6 that he was resigning for personal reasons as Chief Financial Officer.  Mr. Swank has agreed to remain with the Company for two months to provide transition and assistance.  Mr. Galvan, 52, first joined the Company in May 2020, serving as Interim Chief Financial Officer until Mr. Swank’s arrival in July 2020; he has remained with the Company on a full-time consulting basis since then.  Mr. Galvan has retained primary responsibility for all aspects of finalizing our restatement work throughout his tenure with Tandy, in addition to providing critical leadership and guidance in all areas of finance and accounting.  He brings over 25 years of finance and accounting experience to the Company, including executive leadership roles serving as Interim Chief Financial Officer, Chief Accounting Officer and Treasurer for a variety of publicly-traded companies.  Janet Carr said, “During his eight months with Tandy, Mike has become a strong leader within the Finance and Accounting teams, and we anticipate a seamless transition.  His excellent track record both within and prior to Tandy are proving invaluable to the company.  We thank Steve for his contributions during his time with Tandy and wish him well in his future endeavors.”

Tandy Leather Factory, Inc., (http://www.tandyleather.com), headquartered in Fort Worth, Texas, is a specialty retailer of a broad product line including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits.  The Company distributes its products through its 105 North American stores located in 40 US states and six Canadian provinces, and one store located in Spain.  Its common stock trades over-the-counter “pink sheets” with the symbol “TLFA”.  To be included on Tandy Leather Factory's email distribution list, go to: http://www.b2i.us/irpass.asp?BzID=1625&to=ea&s=0.

Contact:  Janet Carr, Tandy Leather Factory, Inc.  (817) 872-3200 or janet.carr@tandyleather.com

This news release may contain statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: changes in general economic conditions, negative trends in general consumer-spending levels, failure to realize the anticipated benefits of opening retail stores; availability of hides and leathers and resultant price fluctuations; change in customer preferences for our product, and other factors disclosed in our filings with the Securities and Exchange Commission.  These forward-looking statements are made only as of the date hereof, and except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Importers, Exporters, Manufacturers, Distributors, Retailers of Leathers, Leathercraft Supplies, Hardware, Findings and Finishes